Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President - Finance and
Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE EARNS $0.48 PER DILUTED SHARE FOR

FOURTH QUARTER 2006

Operating Ratio Improves 70 Basis Points

Establishes Guidance for 2007 Earnings per Diluted Share to Range of $2.00 to $2.05

THOMASVILLE, N.C. (February 1, 2007) – Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the fourth quarter and twelve months ended December 31, 2006. For the quarter, revenue was $319.4 million, an increase of 12.0% from $285.2 million for the fourth quarter of 2005. Net income for the fourth quarter of 2006 rose 21.5% to $17.8 million from $14.7 million for the fourth quarter of 2005, and earnings per diluted share increased 23.1% to $0.48 from $0.39. Old Dominion’s operating ratio improved to 90.1% for the fourth quarter of 2006 from 90.8% for the fourth quarter of the prior year.

Revenues increased 20.5% for 2006 to $1.28 billion from $1.06 billion for 2005. Net income rose 35.7% to $72.6 million from $53.5 million. Earnings per diluted share for 2006 were $1.95, up 36.4% from $1.43 for 2005. Old Dominion’s operating ratio for 2006 improved to 89.8% from 90.8% for 2005.

Earl E. Congdon, Chairman and Chief Executive Officer of Old Dominion, remarked, “We are pleased with Old Dominion’s operating performance in the fourth quarter and resulting earnings per diluted share that exceeded our established guidance of $0.40 to $0.43. While our financial results reflect tonnage growth during the quarter that was slightly higher than anticipated, we attribute most of the earnings in excess of our guidance to a reduction in our effective tax rate and favorable experience in our reserves for insurance claims.

“Our total tons shipped increased 10.6% for the fourth quarter of 2006 as a result of a 12.7% increase in total shipments with a 1.8% decrease in weight per shipment. We view this decline in weight per shipment to be consistent with the economic environment during the fourth quarter that proved to be challenging. We experienced a sudden decline in daily tonnage in October; however, that trend stabilized in December.

“Old Dominion continues to produce the great majority of its revenues – 98% for 2006 – within its network of service centers that have been open for more than one year. As a result, we were able to

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500 Old Dominion Way • Thomasville, North Carolina 27360 • (336) 889-5000

www.odfl.com

ODFL Reports Fourth-Quarter Earnings

February 1, 2007

increase freight density and capacity utilization within our network that led to a 70 basis-point improvement in our operating ratio for the quarter. This continued improvement allowed the Company to finish 2006 with its annual operating ratio below 90.0% for the first time since becoming a public company in 1991.

“We added 28 new service centers to our network during 2006, including four in the fourth quarter, and completed 2006 with 182 service centers in operation. The four service centers added in the fourth quarter were Rockford, Illinois; Saginaw, Michigan; Bismarck, North Dakota; and Fort Worth, Texas. We now operate service centers in 47 states, up from 44 at the end of 2005, and provide full-state coverage in 37 of those states compared with 33 at the end of 2005. We intend to continue expanding our service center network, subject to real estate availability and market potential, to achieve our strategic goal of providing full-state coverage throughout the continental U.S. and to provide a platform for future growth.

“We were encouraged by our operating trends in the latter part of the fourth quarter, but we remain cautious in establishing our earnings guidance for 2007 due to the current economic environment and the severity of a number of winter storms that have already occurred. As a result, we are today establishing our guidance for earnings per diluted share for 2007 in a range of $2.00 to $2.05. In addition, the Company today established its earnings guidance for the first quarter of 2007 in a range of $0.32 to $0.35, compared with $0.35 for the first quarter of 2006. Through the consistent implementation of our long-term growth strategies throughout the economic cycle, we expect to continue producing profitable growth at a rate in excess of industry averages in 2007 and progressing toward our longer-term goal of $2 billion in revenue for 2010.”

Mr. Congdon concluded, “Old Dominion’s performance for the fourth quarter and for full-year 2006 again demonstrates the strength of our differentiated market position. In addition to our extensive service center network, which enables us to provide comprehensive, single-source products and services regionally and inter-regionally, our technology infrastructure and our flexible, non-union workforce all combine to drive a customer service culture and capability that is the basis for our success. We are confident in our ability to capitalize on market opportunities and to continue our long-term record of profitable growth in the years ahead.”

Old Dominion will hold a conference call to discuss this release today at 11:00 a.m. Eastern Standard Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com or by going to www.InvestorCalendar.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these Web sites shortly after the call through March 1, 2007. A telephonic replay will also be available through February 8, 2007, at (719) 457-0820, Confirmation Number 5637459.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing; (2) the negative impact of any unionization of the Company’s employees; (3) the challenges associated with executing the Company’s growth strategy; (4) various economic factors such as economic recessions and downturns in customers’

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ODFL Reports Fourth-Quarter Earnings

February 1, 2007

business cycles and shipping requirements; (5) the availability and cost of fuel; (6) difficulty in attracting or retaining qualified drivers; (7) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health and the cost of insurance coverage above retention levels; (8) the Company’s significant ongoing cash requirements; (9) the availability and cost of new equipment; (10) the costs of compliance with, or liability for, violation of existing or future governmental regulation; (11) seasonal trends in the industry, including the possibility of harsh weather conditions; (12) the Company’s dependence on key employees; (13) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (14) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among five regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD-Technology, the Company offers an array of innovative products and services that provide direct service to 47 states within the Southeast, South Central, Northeast, Midwest and West regions of the country, including 37 states within which it provides full-state coverage. In addition, through marketing and carrier relationships, Old Dominion provides service to and from the remaining states as well as international services around the globe.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended December 31,		% Chg.	Twelve Months Ended December 31,		% Chg.
	2006	2005		2006	2005
Revenue from operations	$319,419	$285,211	12.0%	$1,279,431	$1,061,403	20.5%
Operating income	$31,625	$26,315	20.2%	$130,485	$97,585	33.7%
Operating ratio	90.1%	90.8%		89.8%	90.8%
Net income	$17,841	$14,689	21.5%	$72,569	$53,475	35.7%
Basic and diluted earnings per share	$0.48	$0.39	23.1%	$1.95	$1.43	36.4%
Weighted average shares outstanding
Basic	37,285	37,285	0.0%	37,285	37,273	0.0%
Diluted	37,285	37,285	0.0%	37,285	37,276	0.0%

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ODFL Reports Fourth-Quarter Earnings

February 1, 2007

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations
(In thousands, except per share amounts)
	Fourth Quarter					Year To Date
	2006		2005		%Chg.	2006		2005		%Chg.
Revenue	$319,419	100.0%	$285,211	100.0%	12.0%	$1,279,431	100.0%	$1,061,403	100.0%	20.5%

Operating expenses:
Salaries, wages & benefits	172,634	54.1%	159,363	55.9%	8.3%	682,886	53.4%	585,879	55.2%	16.6%
Operating supplies & expenses	49,638	15.5%	45,402	15.9%	9.3%	204,386	16.0%	158,029	14.9%	29.3%
General supplies & expenses	8,911	2.8%	7,755	2.7%	14.9%	37,507	2.9%	31,940	3.0%	17.4%
Operating taxes & licenses	12,005	3.8%	10,231	3.6%	17.3%	46,693	3.6%	38,961	3.7%	19.8%
Insurance & claims	8,961	2.8%	5,060	1.8%	77.1%	33,080	2.6%	28,143	2.6%	17.5%
Communications & utilities	3,351	1.1%	3,177	1.1%	5.5%	14,278	1.1%	12,573	1.2%	13.6%
Depreciation & amortization	17,865	5.6%	15,183	5.3%	17.7%	67,634	5.3%	55,897	5.3%	21.0%
Purchased transportation	9,719	3.0%	9,261	3.3%	4.9%	43,933	3.4%	35,005	3.3%	25.5%
Building and office equipment rents	2,661	0.8%	2,651	0.9%	0.4%	11,143	0.9%	9,490	0.9%	17.4%
Miscellaneous expenses, net	2,049	0.6%	813	0.3%	152.0%	7,406	0.6%	7,901	0.7%	(6.3)%

Total operating expenses	287,794	90.1%	258,896	90.8%	11.2%	1,148,946	89.8%	963,818	90.8%	19.2%

Operating income	31,625	9.9%	26,315	9.2%	20.2%	130,485	10.2%	97,585	9.2%	33.7%

Other deductions:
Interest expense, net	3,111	1.0%	1,622	0.6%	91.8%	10,206	0.8%	6,527	0.6%	56.4%
Other expense, net	81	0.0%	73	0.0%	11.0%	936	0.1%	787	0.1%	18.9%

Income before income taxes and cumulative effect of accounting change	28,433	8.9%	24,620	8.6%	15.5%	119,343	9.3%	90,271	8.5%	32.2%

Provision for income taxes	10,592	3.3%	9,931	3.4%	6.7%	46,774	3.6%	36,388	3.4%	28.5%

Income before cumulative effect of accounting change	17,841	5.6%	14,689	5.2%	21.5%	72,569	5.7%	53,883	5.1%	34.7%

Cumulative effect of accounting change (net of income tax effect of $272)	—	0.0%	—	0.0%	0.0%	—	0.0%	408	0.1%	(100.0)%

Net income	$17,841	5.6%	$14,689	5.2%	21.5%	$72,569	5.7%	$53,475	5.0%	35.7%

Earnings per share:

Basic	$0.48		$0.39		23.1%	$1.95		$1.43		36.4%
Diluted	$0.48		$0.39		23.1%	$1.95		$1.43		36.4%

Weighted average outstanding shares:
Basic	37,285		37,285		0.0%	37,285		37,273		0.0%
Diluted	37,285		37,285		0.0%	37,285		37,276		0.0%

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ODFL Reports Fourth-Quarter Earnings

February 1, 2007

OLD DOMINION FREIGHT LINE, INC.

	Fourth Quarter			Year to Date
Operating Statistics	2006	2005	% Chg.	2006	2005	% Chg.
Operating ratio	90.1%	90.8%	(0.8)%	89.8%	90.8%	(1.1)%
Intercity miles *	74,204	66,530	11.5%	296,464	257,900	15.0%
Total tons *	1,206	1,090	10.6%	4,859	4,203	15.6%
Total shipments *	1,593	1,413	12.7%	6,428	5,751	11.8%
Revenue per intercity mile	$4.30	$4.29	0.2%	$4.32	$4.12	4.9%
Rev/cwt ‡	$13.16	$12.92	1.9%	$13.16	$12.63	4.2%
Rev/cwt excluding fuel surcharges ‡	$11.73	$11.30	3.8%	$11.60	$11.33	2.4%
Rev/shp ‡	$199.27	$199.27	0.0%	$199.03	$184.61	7.8%
Rev/shp excluding fuel surcharges ‡	$177.58	$174.33	1.9%	$175.38	$165.54	5.9%
Weight per shipment	1,514	1,542	(1.8)%	1,512	1,462	3.4%
Average length of haul	935	926	1.0%	934	926	0.9%

*	- In thousands
‡	- For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company’s revenue recognition policy.

Balance Sheets	December 31, 2006	December 31, 2005
(In thousands)
Current assets	$256,367	$150,213
Net property and equipment	607,588	466,071
Other assets	28,238	25,364

Total assets	$892,193	$641,648

Current maturities of long-term debt	$12,697	$17,930
Other current liabilities	108,849	93,098

Total current liabilities	121,546	111,028
Long-term debt	261,885	111,026
Other non-current liabilities	91,142	74,543

Total liabilities	474,573	296,597
Shareholders’ equity	417,620	345,051

Total liabilities & shareholders’ equity	$892,193	$641,648

Note: Financial statements and operating statistics are unaudited.

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